UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Solitron Devices, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 22, 2015

We have 5 reasons “Why” we believe voting the “WHITE” proxy is the ONLY reasonable action a Solitron stockholder should take!

Dear Stockholders:

You should vote the “WHITE” proxy NOW because we believe:

1)	Shevach Saraf prudently navigated Solitron through a 20-year post bankruptcy “work-out period” building book value & retained earnings the entire way,

2)	Shevach Saraf, the current board, board nominees and senior team already HAVE the necessary (key) relationships with customers, vendors & employees that are needed to actually run Solitron,

3)	Shevach Saraf, the current board, board nominees and senior team HAVE a plan to fully utilize the very VALUABLE remaining NOLs that Solitron still possesses,

4)	Shevach Saraf and the current board HAVE been “doing the right thing” regarding stockholders once being in a position to do so, and

5)
Mr. Eriksen, in offering a so called solution to avoid a proxy contest, attempted to seize control of Solitron WITHOUT stockholder approval, behind the backs of other large stockholders AND has NOT articulated a superior plan for actually running Solitron’s day-to-day business WITHOUT Mr. Saraf’s assistance or a specific plan for capital allocation.

3301 Electronics Way· West Palm Beach, Florida 33407-4697 • Telephone: (561) 848-4311 • Fax: (561) 881-5652

1)	Shevach Saraf prudently navigated Solitron through a 20-year post bankruptcy “work-out period” building book value & retained earnings the entire way.

During the 1993-2013 period, Mr. Saraf was running Solitron WHILE attempting to finalize settlements with the Environmental Protection Agency (EPA), the Department of Justice (DOJ), the unsecured creditors' committee and individual unsecured creditors; in May of 2013, Solitron completed its last payment in connection with same.  An example of one (common) corporate practice that was specifically limited under these agreements/arrangements was the payment of ANY dividend to stockholders.

It was misleading of Mr. Eriksen to suggest that Mr. Saraf was OVER compensated during this period.  Mr. Saraf was fulfilling the responsibilities of Chairman, CEO, President, COO & CFO ALL while saving Solitron stockholders from having to pay five separate people to do the same amount of work.

The fact is Mr. Saraf was fairly compensated for ALL of the work he did for Solitron and we believe he actually saved the stockholders money by having one man do the work of five!

It is (sadly) ironic that it was Mr. Saraf’s ability to grow the Company’s cash (and cash equivalents) and its investments in treasury bills & certificates of deposits from $364,000 and $0 for fiscal year 1995 to $820,000 and $6,971,000 for fiscal year 2015 that we believe first attracted Mr. Eriksen to invest in Solitron.

2)	Shevach Saraf, the current board, board nominees and senior team already HAVE the necessary (key) relationships with customers, vendors & employees that are needed to actually run Solitron.

Having guided Solitron for these last 22+ years, Mr. Saraf knows ALL of Solitron’s key customers and vendors.  It would also be fair to say that with an AVERAGE length of employment (at Solitron) of 17 years, the employees know and respect Mr. Saraf.  If they didn’t, why would they work for the same company for so long?  Solitron’s senior employees have meaningful, lengthy and productive relationships with Solitron’s key customers, vendors and their fellow employees which they have cultivated under Mr. Saraf’s leadership.  Additionally, Solitron’s current board and board nominees have the necessary knowledge of Solitron, its customers, vendors and employees as well as operational experience of their own with responding to the needs and demands of their customers, vendors and employees that serve Solitron and you as stockholders well.

As a stockholder, have YOU taken the time to consider “what” would happen to Solitron IF Mr. Eriksen was elected and Mr. Saraf was subsequently forced out?

Have YOU considered the possibility that if Mr. Saraf is forced out of Solitron, he may have no choice but to at some point in the future run or take on a leadership role in a competing business utilizing his knowledge, experience and key relationships with customers, vendors and employees?  Have YOU considered that some of Solitron’s employees, customers and vendors may prefer to continue doing business with the same man they have trusted and respected for 22+ years over a new management team they do not know and have never worked with?

We believe Mr. Eriksen's harsh, public criticism of Mr. Saraf might lead to Mr. Saraf's departure from Solitron IF Mr. Eriksen's proxy solicitation effort succeeds, to the detriment of ALL Solitron stockholders.

3)	Shevach Saraf, the current board, board nominees and senior team HAVE a plan to fully utilize the very VALUABLE remaining NOLs that Solitron still possesses.

The undersigned believe that absent a significant acquisition, it will take Solitron at least ten more years to fully “consume” the remaining net operating losses (NOLs) that Solitron still has remaining on its books.  What THAT requires is Solitron to still be doing business … ten years from now.

Who does Mr. Eriksen believe is going to be running Solitron during those ten years?

To the same degree that Mr. Saraf WAS responsible for building-up the Company’s cash (and cash equivalents) and its investments in treasury bills & certificates of deposits over the last 22+ years, we believe he IS the right person to continue over-seeing the efforts to maximize the full utilization of the Company’s NOLs with the assistance of the current board, board nominees and senior team.

4)	Shevach Saraf and the current board HAVE been “doing the right thing” regarding stockholders once being in a position to do so.

As we have stated previously, during the 1993-2013 period, there were agreements/arrangements with the Environmental Protection Agency (EPA), the Department of Justice (DOJ), the unsecured creditors' committee and individual unsecured creditors that limited many common corporate practices like the payment of dividends.  During this same period, while the Company DID file all Form 10-Ks & 10-Qs (in a timely fashion) providing full transparency to its stockholders and mailing the Form 10-Ks & 10-Qs to large stockholders and any other stockholders requesting copies, the Company chose to save the approximate $100K annual expense of holding annual stockholder meetings with the support of these same four groups.

Once Solitron completed its last payment related to the final settlement with these parties (in May of 2013) Solitron:

●	started having (regular) annual meetings of stockholders,

●	paid a $.05 cash dividend in 2014,

●
embraced a director nominee (Douglas Reif) that was suggested by two significant stockholders (other than Mr. Eriksen proposing himself as a nominee, no other stockholder had suggested Mr. Eriksen as a nominee),

●	authorized a stock repurchase program of up to $500,000 through February 29, 2016,

●	paid a $.25 cash dividend in 2015, and

●	announced the annual cash dividend to be a “regular” annual cash dividend in July of 2015.

Another (sad) irony is that when Mr. Eriksen writes about Solitron’s “historical mistreatment of shareholders” and “abuse,” he is talking about this same period of 1993-2013 when Mr. Saraf’s (and Solitron’s) hands were “tied-up” with the aforementioned EPA, DOJ & unsecured creditors’ agreements/arrangements.

IF what Mr. Saraf (and Solitron) did was SO “horrible” … why did Mr. Eriksen start buying Solitron stock in November of 2013?

5)
Mr. Eriksen, in offering a so-called solution to avoid a proxy contest, attempted to seize control of Solitron WITHOUT stockholder approval, behind the backs of other large stockholders AND has NOT articulated a superior plan for actually running Solitron’s day-to-day business WITHOUT Mr. Saraf’s assistance or a specific plan for capital allocation.

The specifics of “how” Mr. Eriksen has interacted with the board of Solitron is detailed on pages 8-10 of our proxy statement dated July 1, 2015.  We would like to bring to your attention “what” is written on the top portion of page 10.  Essentially, Mr. Eriksen wanted 3 out of 5 board seats, the Chairman & CEO roles split AND the new (his) board picking the new Chairman all WITHOUT stockholder approval.

How fair is it to Solitron’s other stockholders for Mr. Eriksen (a 6% stockholder through Eriksen Capital and Cedar Creek) to ask for a majority of the board seats … behind their backs?

Have YOU considered what you actually know about Mr. Eriksen – he has told you he founded an investment advisory firm that manages a hedge fund that by his account has made an average annual return before fees of 20.8% but is there any publicly available information regarding the annual or quarterly financial performance of his investment advisory firm and the hedge fund???

Mr. Eriksen, in the opinion of the undersigned, has also failed to articulate an actual plan for running the day-to-day operations of Solitron.  It is obvious (to us) that he intends to get rid of Mr. Saraf, but “who” does he intend to have run the day-to-day operations in Mr. Saraf’s absence?

Does Mr. Eriksen REALLY believe he can find another capable CEO (WITH all of Mr. Saraf’s industry-specific experience) willing to perform five job functions (i.e. Chairman, CEO, President, COO & CFO) ALL for one lower total annual compensation???

Since the Company still has to exist to FULLY maximize the value of the remaining NOLs, Mr. Eriksen should have offered our stockholders a CLEAR path forward  … WITHOUT Mr. Saraf’s participation; since he has NOT, we believe he does NOT deserve your support!

Enclosed is yet another “WHITE” proxy with voting instructions affixed to it.  You CAN revoke a previously cast Gold proxy by signing, dating & returning THIS “WHITE” proxy.  Although your vote can only be counted once, mailing back multiple proxies ensures that at least one of your proxies “gets through” to our tabulator.  You can vote by either returning your proxy (in the enclosed envelope) or by following the provided instructions to vote online or over the telephone.  Only the latest dated proxy counts.  Since a later dated proxy has the effect of unwinding a previously submitted vote, we ask that you do NOTHING with any additional Gold proxy (you receive) and do NOT return it, even as a form of protest.

Once again, we thank you for your past and continued support.

Sincerely,

Solitron Devices, Inc.

/s/ Shevach Saraf	/s/ Dwight Aubrey	/s/ John F. Chiste
Shevach Saraf	Dwight Aubrey	John F. Chiste

/s/ Jacob Davis	/s/ Sidney H. Kopperl
Jacob Davis	Sidney H. Kopperl

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Solitron has filed a definitive proxy statement and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") with respect to the 2015 Annual Meeting of Stockholders. SOLITRON STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Solitron, its directors, executive officer, and other employees may be deemed to be participants in the solicitation of proxies from Solitron stockholders in connection with the matters to be considered at Solitron's 2015 Annual Meeting of Stockholders. Information about Solitron's directors and executive officer is available in Solitron's definitive proxy statement for its 2015 Annual Meeting of Stockholders. To the extent holdings of Solitron's securities by such directors or executive officer have changed since the amounts set forth in Solitron's definitive proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Solitron with the SEC free of charge at the SEC's website at www.sec.gov. Copies will also be available free of charge at Solitron's website at www.solitrondevices.com.